EXHIBIT 10.14

SECOND LICENSE AND SERVICE PROVISIONS ADDENDUM

THIS SECOND LICENSE AND SERVICE PROVISIONS ADDENDUM (“Addendum”) by and between CRG WEST 900 ALAMEDA, L.L.C., a Delaware limited liability company (“Licensor”) and DIGITAL DOMAIN PRODUCTIONS, INC., a Delaware corporation (“Customer”) is entered into as of the date set forth in Section 1 below.

This Addendum is executed as part of that certain License and Service Agreement dated November 2, 2007 between Licensor and Customer (the “Master Agreement”). This Addendum is governed by the terms and conditions set forth in the Master Agreement (and the terms of the Master Agreement are hereby incorporated into this Addendum), and, except as otherwise set forth in this Addendum, this Addendum shall be deemed part of the Master Agreement. Any undefined terms in this Addendum shall have their meanings set forth in the Master Agreement. The promises, covenants, agreements and declarations made and set forth in this Addendum are intended to and shall have the same force and effect as if set forth at length in the body of the Master Agreement. To the extent that the provisions of this Addendum are inconsistent with the terms and conditions of the Master Agreement, the terms of this Addendum shall prevail and control. In connection with the Master Agreement, Licensor and Customer entered into that certain License and Service Provisions Addendum dated November 2, 2007 (the “First Addendum”). Notwithstanding the execution and delivery of this Addendum, the First Addendum, and all terms contained therein, shall remain in full force and effect (in addition to this Addendum), except as replaced or amended in accordance with the terms set forth herein. The parties hereby ratify the Master Agreement and the First Addendum. Customer warrants, represents and certifies that, as of the date of this Addendum, Licensor is not in breach or default under the Master Agreement, the First Addendum or this Addendum.

TERMS OF LICENSE AND SERVICE AGREEMENT

1.	Date:		December 15, 2008

2.	Building:		Wilshire Annex – 900 N. Alameda Street, Los Angeles, California 90012 (“Building”)

3.	Term:

	3.3	Prior Expiration Date:	December 1, 2008 (the “Prior Expiration Date”)

	3.3.1	Extended Expiration Date:	December 31, 2011(the “Extended Expiration Date”)

That portion of the term of the Master Agreement following the Prior Expiration Date and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term.”

4.	Space:

	4.1	Cage:
Approximately two thousand one hundred seventy-six (2,176) square feet of cage space located on the Second Floor of the Building and known as Cage LL85-10 (the “Cage”), as further set forth on the First Addendum.

5.	Customer Fees for the Cage during Extended Term only (without limiting amounts payable under the Previous Addenda prior to the Extended Term):		Non-Recurring Fees	Monthly License Fees
				Months during Term	Monthly License Fee
				12/02/08 – 12/31/09	$45,696.00
	5.1	Cage:	$0	1/01/10 – 12/31/10	$47,066.88
				1/01/11 – 12/31/11	$48,478.89

** During the Extended Term, Section 6 of the First Addendum is hereby deleted in its entirety and replaced with the following (without limiting or modifying Services under the First Addendum prior to the Extended Term):

6.	Services:	Scope of Services

(a) MDF Services:
Licensor and Customer acknowledge that Customer currently has in place cross connections in the Cage (“Existing Cross Connections”). Licensor shall continue to provide Customer with all Existing Cross Connections in the Cage on a month-to-month basis during the Extended Term, at the rates set forth on the existing Order Forms.

During the Extended Term, Customer may license additional cross connections for the Cage on Licensor’s Main Distribution Frame (as such Main Distribution Frame is designated by Licensor from time to time), but only if Licensor consents thereto, in Licensor's sole and absolute discretion, for the following fees (which shall constitute part of Service Fees payable to Licensor), which fees are subject to increase by Licensor from time to time, in its sole and absolute discretion. Except as set forth herein, Customer shall not be entitled to any other cross-connections or other connections.

** During the Extended Term, Section 6 of the First Addendum is hereby deleted in its entirety and replaced with the following (without limiting or modifying Services under the First Addendum prior to the Extended Term):

6.	Services:	Scope of Services
		Non-Recurring Fees	Non-Recurring Fees

		Fiber: $100.00 per cross-connection	Fiber: $100.00 per cross-connection

		Coaxial: $75.00 per cross-connection	Coaxial: $75.00 per cross-connection

		Copper: $50.00 per cross-connection	Copper: $50.00 per cross-connection

(b)	Power Services:	Subject to the terms and conditions contained in this Addendum and the Master Agreement, Customer may order power for the Cage as follows:

Customer may only order AC power for the Cage, subject to availability, up to the Power Limit (as defined below) and Licensor’s restrictions on power usage (as such availability and restrictions are determined by Licensor in its reasonable discretion), for the following Power Services Fee. The “Power Services Fee” per circuit per month shall equal Licensor's cost of power for the applicable circuit for the month in question (as reasonably determined by Licensor through the Branch Circuit Monitoring System (as defined below)). Without limiting the foregoing, Customer may only order up to a breakered capacity limit of 175 watts of AC power per square foot in the Cage (the “Power Limit”). Licensor may estimate the Power Services Fee for any particular month(s), in which case the Power Services Fee payable by Customer for the month in question shall initially equal Licensor's estimated cost of power for the applicable circuit for the month in question (as reasonably determined by Licensor through the Branch Circuit Monitoring System and subject to reconciliation, as set forth below). With respect to any month for which the Power Services Fee is based on Licensor’s estimate, the Power Services Fee payable by Customer shall initially be paid and based on Licensor’s estimate, but Licensor shall perform a reconciliation in accordance with the provisions of the paragraph below entitled “Reconciliation of Power Services Fees.” The Power Services Fee (or estimated Power Services Fee, as applicable) for each month shall be paid by Customer to Licensor within thirty (30) days after delivery of an invoice to Customer for the month in question.

The “Branch Circuit Monitoring System” is energy allocation equipment used by Licensor to determine Customer’s consumption of power per circuit. The Power Services Fee will be based on readings of the Branch Circuit Monitoring System, and any and all disputes by Customer relating to the amount of the Power Services Fee and/or the accuracy of the Branch Circuit Monitoring System will be solely between Customer and Licensor.

All power circuits in connection with the Cage shall be provided pursuant to separate Order Form(s) mutually agreed upon by Licensor and Customer in their sole and absolute discretion from time to time. Customer agrees that the minimum breakered circuit shall be 20 amps and the provision of power shall be in 10-amp increments above the 20-amp minimum. Customer further agrees to pay Licensor’s costs of installation plus ten percent (10%) for all power circuits ordered, as non-recurring fees. Except as expressly set forth herein, Customer shall not be entitled to any other power whatsoever. Customer shall ensure, at its sole cost and expense, that the load connected to any and all circuits shall be in compliance with the National Electrical Code (and all other laws, rules, regulations, codes, ordinances and insurance requirements) and in no event shall the load connected to any circuit exceed 80% of a circuit’s breakered capacity. Licensor retains the right to audit Customer’s electrical circuits and Customer’s use of all power at any time, and from time to time. If Licensor discovers that Customer is in violation or has been in violation of any of the power restrictions contained in this Addendum, including but not limited to exceeding the Power Limit and/or drawing more than 80% of a circuit’s breakered capacity, then, without limiting Licensor’s other rights and remedies, Customer shall pay to Licensor an overdraw charge equal to $500.00 per occurrence, per circuit in violation.

Reconciliation of Power Services Fees: Not less than once in any 12-month period, Licensor shall, based on the actual information available to Licensor, determine the actual Power Services Fee for any previous Power Service Estimated Months. The “Power Service Estimated Months” shall mean the months for which Licensor estimated the Power Service Fees and for which Licensor possesses all of the relevant information in order to determine the actual Power Services Fees for such months. If the actual aggregate Power Services Fees for any particular period exceed the estimated aggregate Power Services Fees paid by Customer for such period (as determined by Licensor), then Customer shall, within thirty (30) days after delivery to Customer of an invoice, pay such excess to Licensor; if the actual aggregate Power Services Fees for any particular period are less than the estimated aggregate Power Services Fees paid by Customer for such period (as determined by Licensor), then Licensor shall credit Customer with the amount of Customer’s overpayment against the Power Services Fee payable for the month (or months, if applicable) following the applicable reconciliation. The obligations of the parties under this subsection (b) survive the expiration or earlier termination of this Addendum and/or the Master Agreement.

** During the Extended Term, Section 6 of the First Addendum is hereby deleted in its entirety and replaced with the following (without limiting or modifying Services under the First Addendum prior to the Extended Term):

6.	Services:	Scope of Services

(c) Common Facilities:
Customer shall pay to Licensor a Common Facilities Fee (as defined below) for each month for Customer’s use of AC power for the Cage, which covers Licensor’s costs of power to provide centralized HVAC services to the Cage and to provide HVAC, lighting, security, other power requirements and other services to the Building, as well as to Licensor's associated administrative costs. The “Common Facilities Fee” per circuit per month shall equal the Power Services Fee (as defined above in Section 6 (b)) multiplied by .50; provided, however, Licensor may estimate the Common Facilities Fee for any particular month(s), in which case the Common Facilities Fee payable by Customer for the month in question shall initially equal Licensor's estimated cost of power for the applicable circuit for the month in question (as reasonably determined by Licensor through the Branch Circuit Monitoring System) multiplied by .50 (subject to reconciliation, as set forth below). With respect to any month for which the Common Facilities Fee is based on Licensor’s estimate, the Common Facilities Fee payable by Customer shall initially be paid and based on Licensor’s estimate, but Licensor shall perform a reconciliation in accordance with the provisions of the immediately following paragraph. The Common Facilities Fee (or estimated Common Facilities Fee, as applicable) for each month shall be paid by Customer to Licensor within thirty (30) days after delivery of an invoice to Customer for the month in question.

Reconciliation of Common Facilities Fee: Not less than once in any 12-month period, Licensor shall, based on the actual information available to Licensor, determine the actual Common Facilities Fees for any previous Common Facilities Estimated Months (as defined below). The “Common Facilities Estimated Months” shall mean the months for which Licensor estimated the Common Facilities Fees and for which Licensor possesses all of the relevant information in order to determine the actual Common Facilities Fees for such months. If the actual aggregate Common Facilities Fees for any particular period exceed the estimated aggregate Common Facilities Fees paid by Customer for such period (as determined by Licensor), then Customer shall, within thirty (30) days after delivery to Customer of an invoice, pay such excess to Licensor; if the actual aggregate Common Facilities Fees for any particular period are less than the estimated aggregate Common Facilities Fees paid by Customer for such period (as determined by Licensor), then Licensor shall credit Customer with the amount of Customer’s overpayment against the Common Facilities Fee payable for the month (or months, if applicable) following the applicable reconciliation. The obligations of the parties under this subsection (c) survive the expiration or earlier termination of this Addendum and/or the Master Agreement.

7.	Security Deposit:	See First Addendum

8.	Payments Due to Licensor	First Month’s Monthly License Fees ($45,696.00)
Immediately Upon Receipt of
	Invoice:	TOTAL: $45,696.00

11.	Address of Licensor for Payment:	Section 11 of the First Addendum is hereby deleted in its entirety and replaced with the following:

CRG West 900 Alameda, L.L.C.
P.O. Box 515475
Los Angeles, California 90051-6775

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

CUSTOMER:

DIGITAL DOMAIN PRODUCTIONS, INC.
a Delaware corporation

By:_________________________________________

Name:_______________________________________

Title: _______________________________________

Date: _______________________________________

LICENSOR:

CRG WEST 900 ALAMEDA, L.L.C. ,
a Delaware limited liability company

By:_________________________________________
Name:	Neil R. Giles, CPM®
Title:	General Manager for CRG West, L.L.C.,
as authorized agent for CRG West 900 Alameda, L.L.C.

Date:________________________________________